SHAREHOLDER MEETING (Unaudited)

On May 25, 1995, a special shareholder meeting was held at which the twelve Trustees identified below were elected, the selection of KPMG Peat Marwick LLP as the independent certified public accountants and auditors of the Fund for the fiscal year beginning October 1, 1994 was ratified (Proposal No. 1), the proposed changes in the Fund's investment policies were approved (Proposal No.
2), as described in the Fund's proxy statement for that meeting. That meeting was adjourned until May 31, 1995, with respect to a proposal voted on only by Class B shareholders, at which time the Fund's amended Class B 12b-1 Distribution and Service Plan was approved by Class B shareholders (Proposal No.
3), as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

[CAPTION]


NOMINEE                            FOR                        AGAINST                   TOTAL
-------                            ---                        -------                   -----
Leo Cherne                         31,392,318.141             1,216,510.014             32,608,828.155
Robert G. Galli                    31,423,499.173             1,185,328.982             32,608,828.155
Leon Levy                          31,496,565.665             1,112,262.490             32,608,828.155
Benjamin Lipstein                  31,480,118.328             1,128,709.827             32,608,828.155
Elizabeth B. Moynihan              31,380,143.658             1,228,684.497             32,608,828.155
Kenneth A. Randall                 31,419,552.764             1,189,275.391             32,608,828.155
Edward V. Regan                    31,509,297.575             1,099,530.580             32,608,828.155
Russell S. Reynolds, Jr.           31,425,158.373             1,183,669.782             32,608,828.155
Sidney M. Robbins                  31,325,278.112             1,283,550.043             32,608,828.155
Donald W. Spiro                    31,396,818.466             1,212,009.689             32,608,828.155
Pauline Trigere                    31,208,407.513             1,400,420.642             32,608,828.155
Clayton K. Yeutter                 31,373,621.729             1,235,206.426             32,608,828.155


[CAPTION]


                                                          WITHHELD/        BROKER
PROPOSAL                  FOR              AGAINST        ABSTAIN          NON-VOTES     TOTAL
--------                  ---              -------        -------          ---------     -----
Proposal No. 1            30,929,438.022     284,642.644  1,394,747.489    1,082,442     32,608,828.155

Proposal No. 2            28,098,595.026   2,254,303.883  2,255,929.246    1,082,442     32,608,828.155

Proposal No. 3             3,108,222.595     123,757.558    253,962.265      679,278      3,485,942.418




Oppenheimer New York Tax-Exempt Fund